EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aemetis, Inc. of our report dated March 14, 2021, relating to the consolidated financial statements of Aemetis, Inc., appearing in the Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Des Moines, Iowa
March 14, 2021